June 11, 2025

Thomas Taapken
Chief Financial Officer
InflaRx N.V.
Winzerlaer Str. 2
07745 Jena, Germany

        Re: InflaRx N.V.
            Form 20-F for Fiscal Year Ended December 31, 2024
            File No. 001-38283
Dear Thomas Taapken:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Life Sciences